As filed with the Securities and Exchange Commission on September 13, 2000

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                MYTURN.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE

         (State or Other Jurisdiction of Incorporation or Organization)

                                   11-3344575
                      (I.R.S. Employer Identification No.)

             1080 Marina Village Parkway, Alameda, California 94501
                    (Address of Principal Executive Offices)

                     MYTURN.COM, INC. 2000 STOCK OPTION PLAN
                              (Full Title of Plan)

                                  Michael Fuchs
                         Interim Chief Executive Officer

                                MyTurn.com, Inc.
                         9 West 57th Street - Suite 4220

                            New York, New York 10019
                            Telephone: (212) 583-7010

                           Telecopier: (212) 223-8886
            (Name, Address and Telephone Number of Agent for Service)

                  Copies of all communications and notices to:

                              Gavin C. Grusd, Esq.
                       Certilman Balin Adler & Hyman, LLP
                                90 Merrick Avenue
                           East Meadow, New York 11554

                            Telephone: (516) 296-7000
                           Telecopier: (516) 296-7111


                         CALCULATION OF REGISTRATION FEE

                                                                  Proposed                Proposed
            Title of                                               Maximum                 Maximum
          of Securities                    Amount                 Offering                Aggregate           Amount of
              To Be                         To Be                   Price                 Offering           Registration
           Registered                   Registered(1)            Per Share                  Price                Fee
=================================  ======================= =====================  ======================== ===============
Common Shares                              8,533,800(2)(3) $       6.98(4)              59,565,924(4)       $  15,726
 (par value $.01 per
 share)
=================================  ======================= =====================  ======================== ===============
Common Shares                                 15,000(5)    $       7.8125          $        117,188         $      29
 (par value $.01 per
 share)

=================================  ======================= =====================  ======================== ===============
Common Shares                                 30,000(6)    $        8.0000          $        240,000        $      63
 (par value $.01 per
 share)

=================================  ======================= =====================  ======================== ===============
Common Shares                                 55,000(7)    $        8.5625          $        470,937        $     124
 (par value $.01 per
 share)

=================================  ======================= =====================  ======================== ===============
Common Shares                                125,000(8)    $        9.0000          $      1,125,000        $     296
 (par value $.01 per
 share)

=================================  ======================= =====================  ======================== ===============
Common Shares                                 20,000(9)    $        9.0312          $        180,624        $      48
 (par value $.01 per
 share)

=================================  ======================= =====================  ======================== ===============
Common Shares                                 50,000(10)   $        9.4375          $        471,875        $     120
 (par value $.01 per
 share)

=================================  ======================= =====================  ======================== ===============
Common Shares                                 48,000(11)   $        9.5000          $        456,000        $     120
 (par value $.01 per
 share)

=================================  ======================= =====================  ======================== ===============
Common Shares                                175,703(12)   $        9.8125          $      1,724,086        $     455
 (par value $.01 per
 share)

=================================  ======================= =====================  ========================= ===============
Common Shares                                 60,000(13)   $       10.1875          $        611,250        $     161
 (par value $.01 per
 share)

=================================  ======================= =====================  ========================= ===============
Common Shares                                 10,000(14)   $       10.2500          $        102,500        $       27
 (par value $.01 per
 share)

=================================  ======================= =====================  ========================== ===============



                                        1






=================================  ======================= =======================  ================== =======================
Common Shares                                   28,500(15)         $       10.6250    $        302,812   $           79
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   35,000(16)         $       11.0000    $        385,000   $         101
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                  108,000(17)         $       11.4375     $     1,235,250   $         326
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   10,000(18)         $       13.6250    $        136,250   $          35
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   35,000(19)         $       15.0000    $        525,000   $         138
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   70,000(20)         $       15.0625     $     1,054,375   $         278
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   43,000(21)         $       15.3750    $        661,125   $         174
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   40,000(22)         $       15.9375    $        637,500   $         168
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   15,000(23)         $       16.5000    $        247,500   $          65
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   60,000(24)         $       16.6250    $        997,500   $         263
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                   50,000(25)         $       17.0000    $        850,000   $         224
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                  137,000(26)         $       17.3125    $      2,371,812   $         626
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================
Common Shares                                  156,000(27)         $       17.3200    $      2,701,920   $         713
 (par value $.01 per
 share)

=================================  ======================= =======================  ================== =======================



                                        2






=================================  ======================= =======================  ================== =======================
Common Shares                                   90,000(28)         $       17.8750    $      1,608,750   $         424
 (par value $.01 per

 share)

=================================  ======================= =======================  ================== =======================

Common Shares                                  500,000(29)         $       6.98(4)   $    3,490,000(4)   $         921
 (par value  $.01 per

 share)

=================================  ======================= =======================  ================== =======================

 Total                                                                                 $   82,270,178       $    21,704
=================================  ======================= =======================  ================== =======================


(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), an additional indeterminate number of Common Shares is being registered to cover any adjustments in the number of Common Shares pursuant to the anti-dilution provisions of the MyTurn.com, Inc. 2000 Stock Option Plan (the "2000 Plan").

(2) The 2000 Plan authorizes the granting of options to purchase a maximum of 10,000,000 Common Shares, of which options for the purchase of an aggregate of 1,466,200 Common Shares have been granted, none of which have been exercised.

(3) Represents the issuance of Common Shares issuable upon the exercise of options which may be granted under the 2000 Plan.

(4) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457.

(5) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $7.8125 per Common Share.

(6) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $8.0000 per Common Share.

(7) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $8.5625 per Common Share.

(8) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $9.0000 per Common Share.

(9) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $9.0312 per Common Share.

(10) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $9.4375 per Common Share.

(11) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $9.5000 per Common Share.

(12) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $9.8125 per Common Share.

(13) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $10.1875 per Common Share.

(14) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $10.2500 per Common Share.

(15) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $10.6250 per Common Share.

(16) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $11.0000 per Common Share.

(17) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $11.4375 per Common Share.

(18) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $13.6250 per Common Share.

(19) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $15.0000 per Common Share.

(20) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $15.0625 per Common Share.

(21) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $15.3750 per Common Share.

(22) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $15.9375 per Common Share.

(23) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $16.5000 per Common Share.

(24) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $16.6250 per Common Share.

(25) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $17.0000 per Common Share.

(26) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $17.3125 per Common Share.

(27) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $17.3200 per Common Share.

(28) Represents the issuance of Common Shares issuable upon the exercise of options which have been granted under the 2000 Plan with a purchase price of $17.8750 per Common Share.

(29) Represents the good-faith estimate of the number of Common Shares which may be issuable upon the exercise of reload options which may be granted under the 2000 Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "1934 Act"):


     (a) Amendment No. 1 (Form 10-KSB/A) to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998.

     (b) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999.

     (c) The Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 2000.

     (d) The Registrant's Current Report on Form 8-K for an event dated June 5, 2000.

     (e) The Registrant's Current Report on Form 8-K for an event dated June 28, 2000.

     (f) The Registrant's Quarterly Report on Form 10-QSB for the period ended June 30, 2000.

     (g) The description of the Registrant's Common Shares contained in the Registrant's Registration Statement on Form 8-A (File No. 000-22611), which was declared effective by the Commission on June 10, 1997 under the 1934 Act.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

Item 4.           Description of Securities

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel

                  Certain legal matters in connection with the offering of the securities registered hereunder are being passed upon for the Registrant by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

Item 6.           Indemnification of Directors and Officers

     Article X of the Registrant's Certificate of Incorporation eliminates the personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Additionally, the Registrant has included in its Certificate of Incorporation and its by- laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law. The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Registrant's by-laws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require the Registrant, to the extent permitted by law, to indemnify the officers, directors, employees and agents of the Registrant for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.           Exemption from Registration Claimed

                  Not Applicable.

Item 8.           Exhibits

                  4.1      Specimen Common Stock Certificate(1)
                  5 Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the Common Shares issuable pursuant to the 2000 Stock Option Plan and being registered hereunder
                  23.1     Consent of Lazar Levine & Company, LLP
                  23.2     Consent of PricewaterhouseCoopers LLP
                  23.3 Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5)

                  24       Powers of Attorney (included in signature page
                            forming a part hereof)
                  99       2000 Stock Option Plan.

--------------------

     (1) Denotes document filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-18667) which is incorporated herein by reference thereto.

Item 9.           Undertakings

     The undersigned Registrant will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act; and

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of September, 2000.

                                      MYTURN.COM, INC.

                                      By:   /s/ Michael Fuchs
                                         -----------------------------------
                                               Michael Fuchs
                                               Chairman of the Board and
                                               Interim Chief Executive Officer

                                POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Michael Fuchs with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of his substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration  Statement  has been signed below by the  following  persons in the capacities and on the dates indicated.

Signature                                    Capacity                                   Date
---------                                    --------                                   ----

 /s/ Michael Fuchs                          Chairman of the Board,                      September 12, 2000
----------------------------                Interim Chief Executive Officer,
Michael Fuchs                               Principal Accounting Officer,
                                            Principal Financial Officer,
                                            and Director

 /s/ Rudy C. Theale, Jr.                    Vice Chairman of the Board                  September 12, 2000
----------------------------                and Director
Rudy C. Theale, Jr.


 /s/ R.E. (Teddy) Turner, IV                Director                                    September 12, 2000
-----------------------------
R. E. (Teddy) Turner, IV


 /s/ Harold Lazarus                         Director                                    September 12, 2000
-----------------------------
Harold Lazarus, Ph.D

 /s/ Mark Bradlee                           Director                                    September 12, 2000
-----------------------------
Mark Bradlee

 /s/ Brian Dougherty                        Director                                    September 12, 2000
-----------------------------
Brian Dougherty

 /s/ Joseph Antonini                        Director                                    September 12, 2000
-----------------------------
Joseph Antonini

 /s/ Jeffrey H. Coats                       Director                                    September 12, 2000
-----------------------------
Jeffrey H. Coats

 /s/ Mark N. Kaplan                         Director                                    September 12, 2000
-----------------------------
Mark N. Kaplan

